PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-36480




                                [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
                         Name of Company                      Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
           AmSouth Bancorporation                               ASO         12        NYSE
           BB&T Corporation                                     BBT         10        NYSE
           Comerica Incorporated                                CMA          5        NYSE
           Fifth Third Bancorp                                 FITB        13.5      NASDAQ
           Bank of America                                      BAC       27.765      NYSE
           KeyCorp                                              KEY         13        NYSE
           Marshall & Ilsley Corporation                        MI           6        NYSE
           Mellon Financial Corporation                         MEL         14        NYSE
           National City Corporation                            NCC         18        NYSE
           Northern Trust Corporation                          NTRS          7       NASDAQ
           Piper Jaffray Companies                              PJC       0.5683      NYSE
           State Street Corporation                             STT         10        NYSE
           SunTrust Banks, Inc.                                 STI          9        NYSE
           Synovus Financial Corp.                              SNV          8        NYSE
           The PNC Financial Services Group, Inc.               PNC          9        NYSE
           US Bancorp                                           USB        56.83      NYSE
           Wachovia Corporation                                 WB          41        NYSE
           Wells Fargo & Co.                                    WFC         24        NYSE


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.